Exhibit 99.1

Golub Capital BDC, Inc. Announces Fiscal Year 2024 Third Quarter Financial Results
Declares Quarterly Distribution of $0.39 Per Share, and a Fiscal Year 2024 Third Quarter Supplemental Distribution of $0.05 Per Share; Closes Previously Announced Transformative Merger with GBDC 3.

NEW YORK, NY, August 5, 2024 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2024.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	June 30, 2024	March 31, 2024
Investment portfolio, at fair value	$7,867,514	$5,394,737
Total assets	$8,477,205	$5,942,626
Net asset value per share	$15.32	$15.12

	Quarter Ended
	June 30, 2024	March 31, 2024
Net investment income per share	$0.46	$0.51
Amortization of purchase premium per share	0.02	0.00	*
Adjusted net investment income per share[1]	$0.48	$0.51

Net realized/unrealized gain/(loss) excluding write-down of purchase premium per share	$(0.15)	$0.04
Unrealized (loss) from the write-down of the GBDC 3 purchase premium per share[1]	(0.26)	—
Net realized/unrealized gain/(loss) per share	$(0.41)	$0.04
Reversal of unrealized (loss) resulting from the write-down of the GBDC 3 purchase premium per share[1]	0.26	—
Reversal of realized/unrealized loss resulting from the amortization of purchase premium per share[1]	(0.02)	(0.00	)*
Adjusted net realized/unrealized gain/(loss) per share[1]	$(0.17)	$0.04

Earnings/(loss) per share	$0.05	$0.55
Adjusted earnings/(loss) per share[1]	$0.31	$0.55

Net asset value per share	$15.32	$15.12
Distributions paid per share	$0.50	$0.46

* Represents an amount less than $0.01

1     On September 16, 2019 and June 3, 2024, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”) and Golub Capital BDC 3, Inc. (“GBDC 3”), respectively. Each acquisition was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC and GBDC 3’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC and GBDC 3 investments acquired by the Company pro-rata based on their relative fair value. Immediately following each acquisition, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC and GBDC 3 will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC and GBDC 3 equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC and GBDC 3 equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:

Exhibit 99.1

•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” - Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisitions of GCIC and GBDC 3 and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

Third Fiscal Quarter 2024 Highlights

•Net investment income per share for the quarter ended June 30, 2024 was $0.46 as compared to $0.51 for the quarter ended March 31, 2024. Excluding $0.02 per share in purchase premium amortization from the GCIC/GBDC 3 acquisitions, Adjusted Net Investment Income Per Share1 for the quarter ended June 30, 2024 was $0.48. This compares to Adjusted Net Investment Income Per Share1 of $0.51 for the quarter ended March 31, 2024 when excluding an amount less than $0.01 per share in purchase premium amortization from the GCIC acquisition and no accrual or reversal for the capital gain incentive fee under GAAP.
•Net realized and unrealized gain/(loss) per share for the quarter ended June 30, 2024 was $(0.41). Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 was $(0.17) when excluding $0.02 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium and $0.26 per share reversal of unrealized loss resulting from the one-time write-down of the purchase premium allocated to the investments acquired from Golub Capital BDC 3, Inc. (“GBDC 3”). The Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended June 30, 2024 was primarily due to realized gains recognized on the sale of three equity investments that were offset by a realized loss recognized on the restructuring of debt and equity investments of one portfolio company. For additional analysis, please refer to the Quarter Ended 6.30.2024 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain/(loss) per share of $0.04 during the quarter ended March 31, 2024. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended March 31, 2024 was $0.04 when excluding an amount less than $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended June 30, 2024 was $0.05 as compared to $0.55 for the quarter ended March 31, 2024. Adjusted Earnings Per Share1 for the quarter ended June 30, 2024 was $0.31 as compared to $0.55 for the quarter ended March 31, 2024.
•Net asset value per share increased to $15.32 at June 30, 2024 from $15.12 at March 31, 2024.
•On June 2, 2024, our board of directors declared a series of special distributions totaling $0.15 per share, to be distributed in three consecutive quarterly payments of $0.05 per share per quarter, based on the following schedule:
◦Special distribution #1 of $0.05 per share, payable on June 27, 2024 to stockholders of record as of June 13, 2024.
◦Special distribution #2 of $0.05 per share, payable on September 13, 2024 to stockholders of record as of August 16, 2024.
◦Special distribution #3 of $0.05 per share, payable on December 13, 2024 to stockholders of record as of November 29, 2024.
•On June 14, 2024 we paid a supplemental distribution of $0.06 per share, on June 21, 2024 we paid a quarterly distribution of $0.39 per share and on June 27, 2024 we paid a special distribution of $0.05 per share.
•On August 2, 2024, our board of directors declared a quarterly distribution of $0.39 per share, which is payable on September 27, 2024, to stockholders of record as of August 30, 2024 and a supplemental distribution of $0.05 per share, which is payable on September 13, 2024 to stockholders of record as of August 16, 2024. For additional details on the framework we intend to use for determining the amount of supplemental distributions going forward, please
1 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

refer to the Quarter Ended 6.30.2024 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.

Portfolio and Investment Activities

As of June 30, 2024, the Company had investments in 380 portfolio companies with a total fair value of $7,867.5 million. This compares to the Company’s portfolio as of March 31, 2024, as of which date the Company had investments in 366 portfolio companies with a total fair value of $5,394.7 million. Investments in portfolio companies as of June 30, 2024 and March 31, 2024 consisted of the following:

	As of June 30, 2024		As of March 31, 2024
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$567,375	7.2%	$434,472	8.0%
One stop	6,734,334	85.6	4,602,923	85.3
Junior debt*	40,270	0.5	34,510	0.7
Equity	525,535	6.7	322,832	6.0
Total	$7,867,514	100.0%	$5,394,737	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2024:

	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$36,494	8.4%
One stop	388,075	89.2
Junior debt*	8,141	1.9
Equity	2,252	0.5
Total new investment commitments	$434,962	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Total investments in portfolio companies at fair value were $7,867.5 million at June 30, 2024. As of June 30, 2024, total assets were $8,477.2 million, net assets were $4,053.6 million and net asset value per share was $15.32.
Consolidated Results of Operations
For the third fiscal quarter of 2024, the Company reported GAAP net income of $9.3 million or $0.05 per share and Adjusted Net Income2 of $60.9 million or $0.31 per share. GAAP net investment income was $92.7 million or $0.46 per share and Adjusted Net Investment Income1 was $95.8 million or $0.48 per share. GAAP net realized and unrealized gain/(loss) was ($83.7) million or ($0.41) per share and Adjusted Realized and Unrealized Gain/(Loss)1 was ($35.1) million or ($0.17) per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured
2 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of June 30, 2024, we had cash, cash equivalents and foreign currencies of $147.5 million, restricted cash and cash equivalents of $317.2 million, which included $202.1 million of restricted cash retained for partial repayments on the notes of certain of our debt securitizations that are past their reinvestment period term, and $4,337.7 million of debt outstanding. As of June 30, 2024, subject to leverage and borrowing base restrictions, we had approximately $1,153.8 million of remaining availability, in the aggregate, on our revolving credit facility with JPMorgan and approximately $23.9 million of availability on our revolving credit facility with Deutsche Bank. In addition, as of June 30, 2024, we had $200.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.
On April 8, 2024, the Company redeemed $500.0 million in aggregate principal amount of its 3.375% Notes due in 2024 (the “2024 Notes”). The 2024 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon.
On April 11, 2024, we entered into an interest rate swap agreement related to the second $225.0 million of the $450.0 million of 2028 Unsecured Notes (the “2028 Notes”) that we issued on December 5, 2023. Under the agreement, we receive a fixed interest rate of 7.310% and pay a floating interest rate of one-month SOFR plus 2.835%.
The Company estimates that our GAAP debt-to-equity ratio decreased to 1.09x as of June 30, 2024 and our GAAP debt-to-equity ratio, net3 decreased to 1.05x as of June 30, 2024.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of June 30, 2024, please refer to the Quarter Ended 6.30.2024 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2024 and March 31, 2024:
3 GAAP debt to equity, net is calculated as (1) total debt reduced by available cash, cash equivalents, and foreign currencies, divided by (2) total net assets.

Exhibit 99.1

	June 30, 2024		March 31, 2024
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$126,286	1.6%	$125,443	2.3%
4	6,893,398	87.6	4,576,979	84.9
3	795,362	10.1	664,560	12.3
2	52,468	0.7	27,755	0.5
1	—	—	—	—
Total	$7,867,514	100.0%	$5,394,737	100.0%

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 11:00 am (Eastern Time) on Tuesday, August 6, 2024 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 596-4144 approximately 10-15 minutes prior to the call; international callers should dial +1 (646) 968-2525. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 6.30.2024 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on August 20, 2024. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (609) 800-9909. For all replays, please reference program ID number 5111111.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	June 30, 2024	March 31, 2024
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $7,965,888 and $5,443,610, respectively)	$7,867,514	$5,394,737
Cash and cash equivalents	141,186	292,844
Unrestricted foreign currencies (cost of $6,381 and $7,920, respectively)	6,327	7,904
Restricted cash and cash equivalents	316,484	159,600
Restricted foreign currencies (cost of $717 and $0, respectively)	717	—
Interest receivable	81,884	62,081
Other assets	63,093	25,460
Total Assets	$8,477,205	$5,942,626

Liabilities
Debt	$4,337,697	$3,291,293
Less unamortized debt issuance costs	(22,232)	(24,301)
Debt less unamortized debt issuance costs	4,315,465	3,266,992
Interest payable	61,170	36,589
Management and incentive fees payable	14,345	29,171
Accounts payable and accrued expenses	32,582	16,234
Total Liabilities	4,423,562	3,348,986

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2024 and March 31, 2024, respectively.	—	—
Common stock, par value $0.001 per share, 350,000,000 shares authorized, 264,609,056 issued and outstanding as of June 30, 2024 and 171,517,307 issued and outstanding as of March 31, 2024.	265	172
Paid in capital in excess of par	4,217,451	2,676,430
Distributable earnings	(164,073)	(82,962)
Total Net Assets	4,053,643	2,593,640
Total Liabilities and Total Net Assets	$8,477,205	$5,942,626
Number of common shares outstanding	264,609,056	171,517,307
Net asset value per common share	$15.32	$15.12

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	June 30, 2024	March 31, 2024
	(unaudited)	(unaudited)
Investment income
Interest income	$167,957	$160,169
Acquisition purchase price premium amortization	(3,086)	(779)
Dividend income	5,705	4,365
Fee income	695	475
Total investment income	171,271	164,230

Expenses
Interest and other debt financing expenses	60,116	44,125
Base management fee	14,362	13,662
Incentive fee	14,400	20,626
Professional fees	1,486	1,342
Administrative service fee	2,090	2,145
General and administrative expenses	370	384
Total expenses	92,824	82,284
Incentive fee waived	(14,400)	(5,157)
Net expenses	78,424	77,127
Net investment income before tax	92,847	87,103
Excise and Income tax	125	570
Net investment income after tax	92,722	86,533

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(32,137)	(18,277)
Foreign currency transactions	(6,206)	4,459
Forward currency contracts	624	—
Net realized gain (loss) in investment transactions	(37,719)	(13,818)
Net change in unrealized appreciation (depreciation) from:
Investments	(52,622)	26,317
Translation of assets and liabilities in foreign currencies	3,709	(10,156)
Forward currency contracts	2,972	4,332
Net change in unrealized appreciation (depreciation) on investment transactions	(45,941)	20,493
Net gain (loss) on investments	(83,660)	6,675
Provision for taxes on unrealized appreciation on investments	190	350
Net increase (decrease) in net assets resulting from operations	$9,252	$93,558

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.05	$0.55
Dividends and distributions declared per common share	$0.50	$0.46
Basic and diluted weighted average common shares outstanding	199,969,889	170,637,140

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced private credit manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of April 1, 2024, Golub Capital had over 925 employees and over $70 billion of capital under management, a gross measure of invested capital including leverage. The firm has offices in North America, Europe and Asia. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.